Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (Agreement) is between Nutri System, Inc. (NS), a corporation with offices at 200 Welsh Road, Horsham, PA 10944, and Oregon Freeze Dry, Inc. (Supplier), a corporation with offices at 525 25th Avenue SW, Albany, OR 97321.

OFD will sell, and NS will buy packaged products that meet NS's specifications, subject to the terms and conditions of this Agreement.

  DEFINITIONS
    "Authorized Purchases" shall mean ingredients and packaging material purchased by Supplier to meet NS orders, QVC forecasts and maintain Buffer/Replenishment requirements.
    "Laws" means all applicable statutes, ordinances, judicial and administrative decisions, and the rules and regulations of governmental agencies, of the United States or any state, territory, county, city, municipality or other political subdivision in which the Product(s) are manufactured, marketed, distributed, sold or used including, without limitation, those relating to environmental and transportation matters and those requiring a notice or warning.
    "Product(s)" meaning product line that has been approved by NS and are being produced by Supplier.
    "Specifications" means finished product description provides product description, ingredients, nutrition information, microbiological requirements, as well as other product parameters.

  TERM

  The term of this Agreement shall commence on August 15, 2005 (Effective Date) and shall expire on December 31, 2010 unless terminated earlier according to its terms. This agreement may be renewed as is, or as modified, based on agreement of both parties. Agreement may be terminated by either party, upon written notice within 90 days after date of notice. If NS terminates agreement, NS shall be liable to Supplier for the actual costs for all Authorized Purchases, minus any value Supplier or NS can obtain, using commercially reasonable efforts, for the unused portion of the Authorized Purchase. If Supplier discontinues agreement, Supplier will make reasonable efforts to assist NS locate a replacement supplier and assist with formula development and production assistance.

  PURCHASE OF RAW MATERIAL & PACKAGING MATERIAL
    NS authorizes Supplier to purchase raw material and packaging material as required to meet NS consumption level estimates and forecasts, and maintain Replenishment/Buffer System.
    Supplier will use NS's Consumption level and QVC forecast to determine purchase quantities of raw and packaging materials. Supplier has authorization to purchase a maximum of three months of raw and packaging materials.
    If NS decides to discontinue a Product, they will provide Supplier with as much notice as possible. NS will be responsible for all ingredients and packaging materials specific to the discontinued product, and Supplier will bill NS for these remaining materials.
    If NS decides to reformulate a product, NS will be responsible for all ingredients and packaging materials that are no longer usable due to reformulation, and Supplier will bill NS for these materials.
    Upon termination or expiration of this Agreement for any reason other than Supplier's material breach of a material term, NS shall be liable to Supplier for the actual costs to Supplier for all Authorized Purchases, minus any value Supplier or NS can obtain, using commercially reasonable efforts, for the unused portion of the Authorized Purchase.

4. PRICE: PAYMENT

    Freight Terms are F.O.B. Albany, OR.
    OFD will invoice NS on the date of shipment. NS shall pay invoices within thirty (30) days of invoice date.
    Pricing is based on costs of raw material, packaging materials and Supplier's processing costs. Pricing will be reviewed bi-annually, and if pricing adjustments are necessary, these adjustments will be made July 1 and January 1 of each year.
    NS may require product reformulations which may cause pricing to change. In this case, Supplier will inform NS of new pricing, and Supplier and NS will agree on transition timing for the new product formulation.

    5. REBATE

    OFD has agreed to a Rebate Program for 2005 based on the following sales levels:

        1% rebate for sales between $6,200,000-$7,749,000
        2% rebate for sales between $7,750,000-$9,299,000
        3% rebate for sales above $9,300,000
        The rebate amount will be based on the total dollar value of OFD products shipped to NS from January 1-December 31, 2005.
        The 2005 Rebate will be paid to NS by January 31, 2006.
        Supplier will offer rebate program to NS on future year's sales. Future programs will use the previous year's total sales +25% as the starting level for the next year's rebate. For example, if 2005 sales are $9,000,000, the 2006 rebate will begin at $11,250,000.

6. FORECASTING/REPLENISHMENT SYSTEM
    NS will provide Supplier with estimated Weekly Consumption Levels and this information will determine buffer levels held at Supplier. NS will update Weekly Consumption Levels as necessary based on their sales levels changes and trends.
    NS will provide Supplier with NS inventory report from each warehouse at least once per week. NS is making efforts to increase frequency of inventory data and will ideally be able to provide it daily in the near future. If data is provided to Supplier more frequently, Supplier will have better information to make decisions on production quantities and priorities, and this will decrease our response time. If possible, NS will provide Supplier with direct access to NS inventory of Supplier's items.
    When NS expects significant increases, they will provide Supplier with a forecast three months in advance of increased shipments.

7. WARRANTY; REMEDY LIMITS

Supplier warrants that the Products, at the time of Delivery, shall conform to the Specifications. Supplier disclaims all other warranties, express or implied, including warranties of merchantability and fitness for a particular purpose. In the event that Products do not conform to the Limited Warranty, NS's exclusive remedy shall either be replacement or a refund of the purchase price, whichever Supplier elects in its sole discretion. In no event will Supplier be liable for special, consequential, and incidental damages, even if forewarned of their likelihood. Supplier's maximum liability arising under and relating to this Agreement shall not exceed the total amount paid Supplier by NS, irrespective of the facts and legal theories (including torts) underlying the claims.

8. TITLE/RISK OF LOSS

Title to and risk of loss or damage to the Product(s) shall pass from Supplier to NS when the Product leaves Supplier's Dock.

9. CONFIDENTIALITY

All processes, documents, data, plans, material, policies or information, including, without limitation, the Specifications, pertaining to either party's business which is obtained by the other party ("receiving party") or furnished to the receiving party in connection with the receiving party's services or Product(s) hereunder ("Information") shall be maintained by the receiving party in strict confidence and shall not be disclosed to any person or entity for any reason or used by the receiving party except as necessary for it to perform its obligations hereunder. The terms of this confidentiality provision shall survive the expiration, termination or cancellation of this Agreement, for a period of five (5) years. The limitations contained in this provision shall not apply to:

    Information which is in the public domain at the time of disclosure; or
    Information which becomes part of the public domain after disclosure through no fault of the receiving party; or
    Information which the receiving party can prove was known by the receiving party at the time of disclosure;
    Information which the receiving party can prove was supplied to the receiving party by a third (3rd) party or was independently developed by the receiving party.

At the conclusion of this Agreement, the receiving party shall destroy or return the Information to the disclosing party, whichever the disclosing party directs.

10. ASSIGNMENT AND CHANGE OF CONTROL

Neither party shall assign nor otherwise transfer, in any manner, either by contract, operation of law or change in control, this Agreement or any of the rights and obligations hereunder without the other party's prior written consent.

11. ENTIRE AGREEMENT

This Agreement, including its attached exhibits and schedules specified herein, supersedes all prior or contemporaneous written or oral agreements and understandings relating to the subject matter thereof. Neither party is entitled to rely on any representation of any officer, employee or agent of the other party which is not expressly set forth in this Agreement. Notwithstanding the foregoing, any confidentiality or non-disclosure agreements executed by the parties prior to the date of this Agreement shall survive the execution of this Agreement. In the event of conflict between the terms of any such confidentiality or non-disclosure agreement and the terms of this Agreement, the terms of this Agreement shall prevail. This Agreement shall not be amended, altered, or changed unless in writing signed by the parties hereto.

12. FORCE MAJEURE

In the event that either party hereto shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of failure of power, riots, insurrection, war or other reasons of a like nature not the fault of, or under the reasonable control of, the party delayed in performing work or doing acts required hereunder, then performance of such acts shall be excused for the period of the delay and the period for the performance of any such acts shall be extended for a period equal to the period of such delay, provided such delayed party gives prompt written notice to the other party of the occurrence giving rise to the delay; and, provided further, Supplier shall commence performance promptly upon the cessation of the Force Majeure event.

13. GOVERNING LAW; JURISDICTION

    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, including all matters of construction, validity, enforcement and performance, without regard to its conflict of law provisions.
    Jurisdiction. The parties hereby consent to the jurisdiction of the Oregon State and Federal courts for all purposes.

14. MEDIATION

The parties will attempt in good faith to promptly resolve any dispute arising out of this Agreement by negotiations between representatives who have authority to settle the controversy. If unsuccessful, the parties shall engage in non-binding third-party mediation, with fees and expenses of such mediation apportioned equally to each side. Any dispute not resolved by negotiation or mediation may then be submitted to a court of competent jurisdiction in accordance with the terms of this Agreement.

15. NOTICE

All notices, requests and other communications to any party hereunder shall be in writing and shall be given:

If to Supplier - Oregon Freeze Dry, Inc.

Attn: Pam Bentley, Market Manager, Retail & Private Label

PO Box 1048

Albany, OR 97321

If to NS - Nutri System

Attn: David Vone,

Senior Director of Procurement, Supply Chain

200 Welsh Road

Horsham, PA 19044

16. SUCCESSORS AND ASSIGNS

Except as limited by the Assignment provisions hereof, this Agreement, including its terms and provisions shall be binding upon and inure to the benefit of the parties hereto and their respective partners, legal representatives, successors and assigns.

17. SEVERABILITY

Each provision of this Agreement is severable and if any provision shall be finally determined to be invalid, illegal or unenforceable ("invalid") in any jurisdiction, the remaining provisions shall not be affected thereby, nor shall said provision be invalid in any other jurisdiction.

18. AUTHORIZATION; VALIDITY

In witness whereof, the parties hereto have duly executed this Agreement as of the day and year first above written:

Oregon Freeze Dry, Inc. Nutri System, Inc.

By: _/s/ James Merryman___________ By: _/s/ Bruce Blair________________

Print Name: James Merryman Print Name: Bruce Blair

Title: Senior Vice President, Food Division Title: CIO/Senior Vice President,

Operations

Date: ________9/16/05_____________ Date:__________9/16/05___________